Exhibit 99.1

Alliance Data Signs Long-Term Renewal Agreement with Ulta Beauty

•	Largest U.S. beauty retailer extends agreement to support Ultamate Rewards credit card program
•	Ulta Beauty will leverage Alliance Data’s suite of digital payment capabilities to further drive its omnichannel strategy and growth

COLUMBUS, Ohio – January 27, 2022 Alliance Data Systems Corporation (NYSE: ADS), a leading provider of tech-forward payment and lending solutions, today announced a long-term renewal agreement to continue providing private label and co-brand credit card services for Ulta Beauty, Inc., the largest U.S. beauty retailer.

Selling over 25,000 products at more than 1,300 stores and ulta.com, Ulta Beauty is an omnichannel retail leader focused on providing connected, convenient guest experiences across digital and physical touchpoints. The Ultamate Rewards credit card is designed to enhance the benefits of the popular Ultamate Rewards loyalty program and ultimately increase engagement and spend among the 36 million loyalty members.

“We are thrilled to continue our relationship to build upon the momentum of a highly successful program with a strong retail leader,” said Val Greer, executive vice president and chief commercial officer, Alliance Data. “Ulta Beauty is dedicated to meeting its guests wherever they are as a leading omnichannel retailer. We look forward to helping Ulta Beauty continue evolving and to further unlock the potential of its diverse, growing customer base, including Gen Z consumers who expect simplified access to finance products.”

Through this partnership, Ulta Beauty will continue to leverage Alliance Data’s full product suite, digital capabilities, lifecycle marketing, and data and analytics to provide thoughtful, personalized and integrated guest experiences based on changing needs across channels. Ulta Beauty will also implement Alliance Data’s new Enhanced Digital Suite which incorporates dynamic messaging to drive awareness of available payment options including co-brand, private label and buy now, pay later for increased conversion and spend.

“Ultamate Rewards cardmembers are some of our most passionate, loyal guests and Alliance Data’s rich insights and products allow us to maximize our relationships with them by offering the right product at the right time on their individual shopping journeys,” said Kelly Mahoney, vice president of member marketing, Ulta Beauty. “Our continued partnership allows us to continue driving breakthrough growth with evolved omnichannel efforts, while providing new ways to delight our guests.”

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading provider of tech-forward payment and lending solutions, serving customers and consumer-based industries in North America. Through omnichannel touch points and a comprehensive product suite that includes credit products and Bread® digital payment solutions, Alliance Data helps its partners drive loyalty and growth, while giving customers greater payment choices. Through its Comenity-branded financial services, it also offers credit and savings products to consumers.

Headquartered in Columbus, Ohio, Alliance Data is an S&P MidCap 400 company that employs approximately 6,000 associates worldwide. In November 2021, Alliance Data completed the spinoff of its LoyaltyOne segment, which included the Canadian AIR MILES® Reward Program, and Netherlands-based BrandLoyalty. The company is now known as Loyalty Ventures Inc. (Nasdaq: LYLT).

More information about Alliance Data can be found at AllianceData.com. Follow Alliance Data on Twitter, Facebook, LinkedIn, Instagram and YouTube.

Forward Looking Statement
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “project,” “plan,” “likely,” “may,” “should” or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding, and the guidance we give with respect to, our anticipated operating or financial results, initiation or completion of strategic initiatives including our ability to realize the intended benefits of the spinoff of our LoyaltyOne segment, future dividend declarations, and future economic conditions, including, but not limited to, market conditions and COVID-19 impacts related to relief measures for impacted borrowers and depositors, labor shortages due to quarantine, and reduction in demand from clients.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K. Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

Contacts:

Alliance Data
Brian Vereb – Investor Relations
614-528-4516
Brian.Vereb@alliancedata.com

Rachel Stultz – Media
614-729-4890
rachel.stultz@alliancedata.com

Ulta Beauty
Eileen Ziesemer – Media
708-305-4479
EZiesemer@ulta.com